Exhibit 10.5

CREDIT AGREEMENT

dated as of

November 10, 2006

among

MPS GROUP, INC.,

MPS GROUP INTERNATIONAL PLC,

The Lenders Party Hereto,

BANK OF AMERICA, N.A.,

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.,

and

LLOYDS TSB BANK PLC

as Co-Documentation Agents,

SUNTRUST BANK,

as Syndication Agent,

J.P. MORGAN EUROPE LIMITED,

as European Agent

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Joint Lead Arranger

SUNTRUST ROBINSON HUMPHREY,

a division of SunTrust Capital Markets, Inc.,

as Joint Lead Arranger

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 2.06 — Existing Letters of Credit
Schedule 2.19 — Agents’ Account Information
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Subsidiaries, Ventures and Affiliates
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Investments
Schedule 6.08 — Existing Restrictions

EXHIBIT:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Increased Commitment Supplement

CREDIT AGREEMENT dated as of November 10, 2006, among MPS GROUP, INC., MPS GROUP INTERNATIONAL PLC, the LENDERS party hereto, J.P. MORGAN EUROPE LIMITED, as European Agent and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the European Agent, and “Agent” means either one of them.

“Agent’s Spot Rate of Exchange” means the rate of exchange quoted by the Administrative Agent in New York, New York at 11:00 a.m. (New York, New York time) on the date of determination (or if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of the relevant Available Currency with Dollars.

“Aggregate Domestic Subsidiary Threshold” shall mean an amount equal to eighty-five percent (85%) of the total consolidated revenue and eighty-five percent (85%) of the total consolidated assets, in each case of the Borrower and its Domestic Subsidiaries for the most recent Fiscal Quarter as shown on the Financial Statements most recently delivered or required to be delivered pursuant to Section 5.01(a) or (b), as the case may be.

“Aggregate Foreign Subsidiary Threshold” shall mean an amount equal to eighty-five percent (85%) of the total consolidated revenue and eighty-five percent (85%) of the total consolidated assets, in each case of the Foreign Subsidiaries for the most recent Fiscal Quarter as shown on the Financial Statements most recently delivered or required to be delivered pursuant to Section 5.01(a) or (b), as the case may be.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Agent” means (a) the Administrative Agent with respect to a Loan, Letter of Credit or other financial accommodation extended to the Borrower under the US Tranche or the Multicurrency Tranche, with respect to any payment hereunder that does not relate to a particular Loan or Borrowing and is not covered by clause (b) hereof, and with respect to the administration of the transactions evidenced hereby generally, and (b) the European Agent with respect to a Loan or other financial accommodation extended to the UK Borrower and with respect to the administration of the European portion of the transactions evidenced hereby.

“Applicable Percentage” means, with respect to any Commitment of any Lender to any Tranche, the percentage of the total Commitments to such Tranche represented by such Lender’s Commitment to such Tranche. If the Commitments to any Tranche have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments to such Tranche most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Facility Fee Rate”, as the case may be, determined by reference to the applicable Leverage Ratio in effect on such date as set forth below; provided, that a change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective) on the fifth Business Day after which the Borrower delivers the Financial Statements required by Section 5.01(a) or (b) and the certificate required by Section 5.01(c); provided further, that if at any time the Borrower shall have failed to deliver such Financial Statements and such certificate when so required, the Applicable Rate shall be at Level V set forth below until such time as such Financial Statements and certificate are delivered, at which time the Applicable Rate shall be determined as provided above. Notwithstanding the foregoing, the Applicable Rate from the Effective Date until the Financial Statements and related certificate for the Fiscal Quarter ending September 30, 2006 are required to be delivered shall be at Level I.

Leverage Ratio:	ABR Spread	Eurocurrency Spread	Facility Fee Rate

Level I	0%	0.40%	0.10%
Level II	0%	0.50%	0.125%
Level III	0%	0.60%	0.15%
Level IV	0%	0.70%	0.175%
Level V	0%	0.80%	0.20%

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auto Renewal Letter of Credit” has the meaning set forth in Section 2.06(c).

“Available Currency” means Dollars, Euros and Sterling.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means MPS Group, Inc., a Florida corporation.

“Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type and currency, made, converted or continued on the same date to either the Borrower or the UK Borrower, as the case may be, and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude (i) any day on which banks are not open for dealings in deposits in the Available Currency in London, England and in the interbank or other market used to determine the interest rate thereon and (ii) with respect to all Eurocurrency Loans denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system (“TARGET”) is not open for the settlement of payments in Euro.

“CAM” means the mechanism for the allocation and exchange of interests in Loans, participations in Letters of Credit and other extensions of credit under the several Tranches and collections thereunder established under Article XI.

“CAM Exchange” means the exchange of the Lender’s interests provided for in Article XI.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (h) or (i) of Article VII in respect of the Borrower or (b) an acceleration of Loans pursuant to Article VII.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the sum, without duplication, of (i) the Obligations owed to such Lender (whether or not at the time due and payable), (ii) the LC Exposure of such Lender and (iii) the Swingline Exposure of such Lender, in each case immediately prior to the occurrence of the CAM Exchange Date, and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the sum, without duplication, of (A) the Obligations owed to all the Lenders (whether or not at the time due and payable), (B) the aggregate LC Exposures of all the Lenders and (c) the aggregate Swingline Exposures of all the Lenders, in each case immediately prior to the occurrence of the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to the Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.

“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) the Borrower shall fail to own and control, directly and indirectly, 100% of the issued and outstanding capital stock of the UK Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, US Tranche Swingline Loans, Multicurrency Tranche Revolving Loans, or Multicurrency Tranche Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a US Tranche Revolving Commitment or a Multicurrency Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is the subject of a Lien granted pursuant to a Loan Document to the Administrative Agent for the benefit of the Lenders to secure the whole or any part of the Loans or any guarantee thereof.

“Commitment” means a US Tranche Commitment or a Multicurrency Tranche Commitment.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) all non-recurring charges determined on a consolidated basis in accordance with GAAP, including without limitation all non-recurring restructuring charges, and other non-recurring charges reasonably acceptable to the

Administrative Agent, (E) all non-cash charges determined on a consolidated basis in accordance with GAAP, including without limitation all non-cash stock, option or compensation expenses, (F) all cash charges resulting from the repurchase of employee stock options and restricted shares held by employees and directors determined on a consolidated basis in accordance with GAAP, and (G) cost savings that are reasonably acceptable to the Administrative Agent realized in connection with any acquisition permitted hereby, in each case for such period.

“Consolidated EBITDAR” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated EBITDA for such period and (ii) Consolidated Lease Expense for such period.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense paid or payable for such period, (ii) scheduled principal payments paid or payable on Consolidated Total Debt during such period, including without limitation payments on all Capital Lease Obligations, and (iii) Consolidated Lease Expense paid or payable for such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period, the sum of (i) total interest expense determined on a consolidated basis in accordance with GAAP, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions in respect of interest rate risk during such period (whether or not actually paid or received during such period).

“Consolidated Lease Expense” shall mean, for the Borrower and its Subsidiaries for any period, the aggregate amount of fixed and contingent rentals payable with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation (x) any income (or loss) of any Person accrued during such period but prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary and (y) any income (or loss) attributable to any assets acquired by any Person during such period but prior to the date that such assets are so acquired by the Borrower or any Subsidiary, but excluding from such income (or loss) (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

“Consolidated Net Worth” shall mean, as of any date, (i) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the sum of (x) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP and

(y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired subsequent to the acquisition thereof reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP (but excluding goodwill acquired in connection with any acquisition).

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” of any amount means, at the time of determination thereof: (i) if such amount is expressed in Dollars, such amount and (ii) if such amount is expressed in a currency other than Dollars, the equivalent of such amount in Dollars determined by using the Agent’s Spot Rate of Exchange.

“Domestic Subsidiaries” means all Subsidiaries that are not Foreign Subsidiaries.

“Domestic Subsidiary Guaranty Agreement” means that certain Subsidiary Guaranty Agreement, dated as of the date hereof, executed by certain Domestic Subsidiaries in favor of the Administrative Agent for the benefit of the Lenders, guaranteeing the Obligations of the Borrower and the UK Borrower.

“Domestic Subsidiary Loan Party” means any Domestic Subsidiary that is a party to the Domestic Subsidiary Guaranty Agreement.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union, as amended and in effect from time to time.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to, or operation of, a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “€” shall mean the single currency of the Participating Member

States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Agent” means J.P. Morgan Europe Limited, in its capacity as administrative agent in respect of any extension of credit or other financial accommodation in favor of the UK Borrower and in respect of the European portion of the transactions evidenced hereby.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or the UK Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Letters of Credit” means the letters of credit issued by SunTrust Bank prior to the Effective Date and described on Schedule 2.06.

“Exposure” means, with respect to any Lender, such Lender’s US Tranche Exposure and Multicurrency Tranche Exposure.

“Facility Office” has the meaning assigned to such term in Section 2.17(f).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the annual or quarterly financial statements of the

Borrower delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDAR to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters most recently ended for which Financial Statements have been or were required to be delivered pursuant to Section 5.01.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiaries” means all Subsidiaries that are not organized in the United States of America or one of the States thereof.

“Foreign Subsidiary Guaranty Agreement” means that certain Subsidiary Guaranty Agreement, dated as of the date hereof, executed by certain Foreign Subsidiaries in favor of the Administrative Agent for the benefit of the Lenders, guaranteeing the Obligations of the UK Borrower.

“Foreign Subsidiary Loan Party” means any Foreign Subsidiary that is a party to the Foreign Subsidiary Guaranty Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation the European Union.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Increase Amount” has the meaning assigned to such term in Section 2.20.

“Increased Commitment Supplement” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables and other obligations incurred in the ordinary course of business upon which interest charges accrue only if such trade payable or other obligation fails to be paid when due; provided, that for purposes of Section 6.14 and clause (g) of Article VII, any such trade payables and other obligations that are over due for more than 120 days shall be included as Indebtedness), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business) to the extent required to be accrued under GAAP, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated September 27, 2006 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit issued after the Effective Date hereunder, and its successors in such capacity as provided in Section 2.06(i), and until all Existing Letters of Credit have expired, SunTrust Bank, in its capacity as the issuer of the Existing Letters of Credit. JPMorgan Chase Bank, N.A. as the Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Conversion Date” has the meaning assigned to such term in Section 2.22.

“Judgment Currency” has the meaning assigned to such term in Section 2.22.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in US Dollars at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in an Available Currency at such time and (c) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be the sum of its US Tranche LC Exposure and its Multicurrency Tranche LC Exposure at such time.

“Lead Arrangers” means J.P. Morgan Securities Inc. and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., in their capacities as joint lead arrangers.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Increased Commitment Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Level I Status” exists at any date if, as of the last day of the Fiscal Quarter referred to in the most recent Financial Statements, the Leverage Ratio is less than or equal to 0.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the Fiscal Quarter referred to in the most recent Financial Statements, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the Fiscal Quarter referred to in the most recent Financial Statements, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 1.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the Fiscal Quarter referred to in the most recent Financial Statements, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 2.00 to 1.00.

“Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters most recently ended for which Financial Statements have been or were required to be delivered pursuant to Section 5.01.

“LIBO Rate” means,

(a) with respect to any Eurocurrency Borrowing in Dollars under any Tranche for any Interest Period, the rate appearing on Page 3750 of the Quotation Service at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; and

(b) with respect to any Eurocurrency Borrowings in Sterling under the Multicurrency Tranche for any Interest Period, the sum of (i) the offered rate for deposits in Sterling in the London interbank market for such Interest Period displayed on the appropriate page of the Quotation Service at approximately 11:00 a.m. London time on the first day of such Interest Period, as the rate for Sterling deposits with a maturity comparable to such Interest Period, plus (ii) Mandatory Costs; and

(c) with respect to any Eurocurrency Borrowings in Euro under the Multicurrency Tranche for any Interest Period, the sum of (i) the offered rate for deposits in Euro in the European interbank market for such Interest Period which is determined by the Banking Federation of the European Union and displayed on the appropriate page of the Quotation Service at approximately 11:00 a.m. Brussels time, two Business Days prior to the commencement of such Interest Period, as the rate for Euro deposits with a maturity comparable to such Interest Period, plus (ii) Mandatory Costs, if any; and

In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the applicable currency with a Dollar Equivalent of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds (i) in the London interbank market for deposits in Dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, (ii) in the London interbank market for deposits in Sterling at approximately 11:00 a.m., London time, on the first day of the commencement of such Interest Period and (iii) in the European interbank market for deposits in Euros at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period .

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean, collectively, this Agreement, any promissory notes issued pursuant hereto, the Subsidiary Guaranty Agreements, the Pledge Agreement, all

stock powers executed in blank, any separate letter agreements with respect to fees payable to the Administrative Agent, all notices of borrowing and interest rate conversions, all certificates delivered pursuant hereto and any and all other instruments, agreements, documents and writings executed by any of the Loan Parties in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower, the UK Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower and the UK Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan, Borrowing or Letter of Credit extended or issued to the Borrower under the US Tranche, New York City time and (b) with respect to any Loan, Borrowing or Letter of Credit extended to the UK Borrower, London time.

“Mandatory Costs” has the meaning set forth in Section 9.15.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower, the UK Borrower or the Loan Parties taken as a whole to perform any of its obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

“Material Domestic Subsidiary” shall mean at any time any direct or indirect Domestic Subsidiary of the Borrower having: (a) assets in an amount equal to at least 10% of the total assets of the Borrower and its Domestic Subsidiaries determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter; or (b) revenues or net income in an amount equal to at least 10% of the total revenues or net income of the Borrower and its Domestic Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recently ended Fiscal Quarter at such time.

“Material Foreign Subsidiary” shall mean at any time any direct or indirect Foreign Subsidiary of the Borrower having: (a) assets in an amount equal to at least 10% of the total assets of the Foreign Subsidiaries of the Borrower determined on a consolidated basis as of the last day of the most recently ended Fiscal Quarter; or (b) revenues or net income in an amount equal to at least 10% of the total revenues or net income of the Foreign Subsidiaries of the Borrower on a consolidated basis for the 12-month period ending on the last day of the most recently ended Fiscal Quarter at such time.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means November 10, 2011.

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency Tranche” means the Multicurrency Tranche Commitments, the Multicurrency Tranche Revolving Loans, the Multicurrency Tranche LC Exposure and the Multicurrency Tranche Swingline Loans.

“Multicurrency Tranche Commitment” means, with respect to each Multicurrency Tranche Lender, the commitment of such Multicurrency Tranche Lender to make Multicurrency Tranche Revolving Loans and to participate in Multicurrency Tranche Letters of Credit and Multicurrency Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Multicurrency Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Multicurrency Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Tranche Commitment, as applicable. The aggregate amount of the Multicurrency Tranche Commitments on the date hereof is $75,000,000.

“Multicurrency Tranche Exposure” means, with respect to any Multicurrency Tranche Lender at any time, the Dollar Equivalent of the sum at such time, without duplication, of (i) such Lender’s Multicurrency Tranche Percentage of the outstanding Multicurrency Tranche Revolving Loans, plus (ii) such Lender’s Multicurrency Tranche Percentage of the Multicurrency LC Exposure and Multicurrency Tranche Swingline Exposure at such time.

“Multicurrency Tranche LC Disbursement” means a payment made by the Issuing Bank pursuant to a Multicurrency Tranche Letter of Credit.

“Multicurrency Tranche LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Multicurrency Tranche Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all Multicurrency Tranche LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Multicurrency Tranche LC Exposure of any Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche LC Exposure at such time.

“Multicurrency Tranche Lender” means a Lender with a Multicurrency Tranche Commitment.

“Multicurrency Tranche Letter of Credit” means any letter of credit denominated in an Available Currency issued under the Multicurrency Tranche Commitment pursuant to this Agreement after the Effective Date.

“Multicurrency Tranche Percentage” means, with respect to any Multicurrency Tranche Lender, the percentage of the total Multicurrency Tranche Commitments represented by such Lender’s Multicurrency Tranche Commitment. If the Multicurrency Tranche Commitments

have terminated or expired, the Multicurrency Tranche Percentages shall be determined based upon the Multicurrency Tranche Commitments most recently in effect, giving effect to any assignments.

“Multicurrency Tranche Revolving Borrowing” means a Borrowing comprised of Multicurrency Tranche Revolving Loans.

“Multicurrency Tranche Revolving Loan” means a Loan made by a Lender pursuant to Section 2.01(b). Each Multicurrency Tranche Revolving Loan made to the Borrower shall be denominated in US Dollars and shall be an ABR Loan or a Eurocurrency Loan, and each Multicurrency Tranche Revolving Loan made to the UK Borrower shall be denominated in Euro or Sterling and shall be a Eurocurrency Loan.

“Multicurrency Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all Multicurrency Tranche Swingline Loans outstanding at such time. The Multicurrency Tranche Swingline Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche Swingline Exposure at such time.

“Multicurrency Tranche Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Multicurrency Tranche Swingline Loans hereunder.

“Multicurrency Tranche Swingline Loan” means a Loan made by the Multicurrency Tranche Swingline Lender to the UK Borrower pursuant to Section 2.05.

“Multicurrency Tranche Swingline Rate” means, for any day, in relation to any Multicurrency Tranche Swingline Loan, the percentage rate per annum which is equal to the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the European Agent at its request quoted by the Reference Banks to leading banks in the Applicable Interbank Market as of 11:00 a.m. Brussels time on the day of the proposed Borrowing for the relevant Multicurrency Tranche Swingline Loan for the offering of deposits in the relevant currency for a period comparable to the Interest Period for the relevant Multicurrency Tranche Swingline Loan and for settlement on that day. For purposes hereof, the “Reference Banks” shall mean the principal London offices of each of JPMorgan Chase Bank, N.A.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.20.

“Obligation Currency” has the meaning assigned to such term in Section 2.22.

“Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender or any Swap Provider pursuant to or in connection with this Agreement, any other Loan Document or any Swap Agreement to which such Swap Providers is a party, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred pursuant to this Agreement or any other Loan Document), and all payments due and payable under the Swap Agreements to which the Swap Providers are parties, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Original Currency” has the meaning assigned to such term in Section 2.22.

“Other Currency” has the meaning assigned to such term in Section 2.22.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due, as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired, or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, processor’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, and deposits securing liability to insurance carriers under insurance or self-insurance arrangements incurred in the ordinary course of business;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, restrictions (including zoning restrictions), rights-of-way, minor defects or irregularities in title and other similar charges or encumbrances that do not, in any material respect, impair the use of the encumbered property for its intended use;

(g) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(h) Liens securing repurchase agreements permitted under clause (d) of the definition of Permitted Investments; and

(i) Liens on equipment arising from precautionary UCC financing statements relating to the lease of such equipment to the extent permitted by this Agreement.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) other similar investments approved from time to time by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, executed by the Borrower in favor of the Administrative Agent for the benefit of the Lenders, pursuant to which the Borrower has pledged 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests of each Foreign Subsidiary directly owned by the Borrower or any Domestic Subsidiary.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Service” means the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar and Sterling deposits in the London interbank market and Euro deposits in the European interbank market).

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash,

securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Credit Borrowing” means a Borrowing comprised of US Tranche Revolving Loans or Multicurrency Tranche Revolving Loans.

“Revolving Credit Exposure” means a US Tranche Exposure or a Multicurrency Tranche Exposure.

“Revolving Loan” means a US Tranche Revolving Loan or a Multicurrency Tranche Revolving Loan.

“S&P” means Standard & Poor’s.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” shall mean lawful money of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guaranty Agreements” shall mean the Domestic Subsidiary Guaranty Agreement and the Foreign Subsidiary Guaranty Agreement.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to any Subsidiary Guaranty Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Provider” shall mean any Person that enters into a Swap Agreement with a Loan Party or any of its Subsidiaries that is permitted by Section 6.05 to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Swap Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.

“Swingline Exposure” means, at any time, the sum of (a) the US Tranche Swingline Exposure, and (b) the Multicurrency Tranche Swingline Exposure. The Swingline Exposure of any Lender shall be the sum of (a) the US Tranche Swingline Exposure for such Lender, if any, and (b) the Multicurrency Tranche Swingline Exposure for such Lender, if any, at such time.

“Swingline Lender” means the US Tranche Swingline Lender or the Multicurrency Tranche Swingline Lender, as applicable.

“Swingline Loan” means a US Tranche Swingline Loan or a Multicurrency Tranche Swingline Loan, as applicable.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately

10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Tranche” means the US Tranche or the Multicurrency Tranche.

“Tranche Percentage” means, with respect to any Lender, such Lender’s US Tranche Percentage or Multicurrency Tranche Percentage, as applicable.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Borrower” means MPS Group International plc, a United Kingdom corporation.

“US Tranche” means the US Tranche Commitments and the US Tranche Revolving Loans.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans and to acquire participations in US Tranche Letters of Credit and US Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as applicable. The initial aggregate amount of the US Tranche Lenders’ US Tranche Commitments is $175,000,000.

“US Tranche Exposure” means, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s US Revolving Loans to the Borrower, (ii) such Lender’s US Tranche LC Exposure and (iii) such Lender’s US Tranche Swingline Exposure, in each case measured at such time.

“US Tranche LC Disbursement” means a payment made by the Issuing Bank pursuant to a US Tranche Letter of Credit.

“US Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding US Tranche Letters of Credit at such time plus (b) the aggregate amount of all US Tranche LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The US Tranche LC Exposure of any Lender at any time shall be its Applicable Percentage of the total US Tranche LC Exposure at such time.

“US Tranche Lender” means a Lender with a US Tranche Commitment.

“US Tranche Letter of Credit” means each Existing Letter of Credit and any letter of credit issued under the US Tranche Commitments pursuant to this Agreement after the Effective Date.

“US Tranche Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Commitments represented by such Lender’s US Tranche Commitment. If the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

“US Tranche Revolving Loan” means a Loan made pursuant to Section 2.03.

“US Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all US Tranche Swingline Loans outstanding at such time. The US Tranche Swingline Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche Swingline Exposure at such time.

“US Tranche Swingline Rate” means the ABR Rate or such other rate as the US Tranche Swingline Lender and the Borrower may agree from time to time.

“US Tranche Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of US Tranche Swingline Loans hereunder.

“US Tranche Swingline Loan” means a Loan made by the US Tranche Swingline Lender to the Borrower pursuant to Section 2.05.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”), by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Loan”) and by the Available Currency in which such Loans are denominated. Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “US Tranche Eurocurrency Borrowing”), by Class and Type (e.g., a “Eurocurrency Borrowing”) and by the Available Currency in which such Borrowings are denominated.

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05 Conversion of Foreign Currencies.

(a) Dollar Equivalents. The Administrative Agent shall determined the Dollar Equivalent of any amount when required or permitted hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination by the Borrower. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of the Borrower or any Lender, including without limitation, the Dollar Equivalent of any Loan or Letter of Credit made or issued in an Available Currency other than Dollars.

(b) Rounding Off. The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars, whole Euros, whole Sterling or whole cents or other subunits of an Available Currency to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole units of the applicable Available Currency or in whole subunits of the applicable Available Currency, as may be necessary or appropriate.

ARTICLE II.

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans to the Borrower in US Dollars from time to time during the Availability Period in an aggregate principal amount of Loans at any time outstanding that will not result in (i) such Lender’s US Tranche Exposure exceeding its US Tranche Commitment or (ii) the aggregate amount of the Lenders’ US Tranche Exposures exceeding the aggregate amount of the US Tranche Commitments.

(b) Subject to the terms and conditions set forth herein, each Multicurrency Tranche Lender agrees to make Multicurrency Tranche Revolving Loans to the Borrower and the UK Borrower from time to time during the Availability Period (i) to the Borrower in Dollars and (ii) to the UK Borrower in Euro and Sterling, in each case in an aggregate principal amount at any time outstanding that will not result in (x) such Lender’s Multicurrency Tranche Exposure exceeding its Multicurrency Tranche Revolving Commitment, and (y) the aggregate amount of the Lenders’ Multicurrency Tranche Exposures exceeding the aggregate amount of the Multicurrency Tranche Revolving Commitments.

(c) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower and the UK Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings.

(a) Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Lenders ratably in accordance with their respective US Tranche Commitments. Each Multicurrency Tranche Revolving Loan shall be made as part of a Borrowing consisting of Multicurrency Tranche Revolving Loans made by the Multicurrency Tranche Lenders ratably in accordance with their respective Multicurrency Tranche Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.14, (i) each Borrowing in Dollars shall be comprised entirely of Eurocurrency Loans or ABR Loans, as the Borrower may request in accordance herewith; (ii) each Multicurrency Tranche Revolving Borrowing in Euro or Sterling shall be comprised entirely of Eurocurrency Loans; (iii) each US Tranche Swingline Loan shall bear interest by reference to the US Tranche Swingline Rate and (iv) each Multicurrency Tranche Swingline Loan shall bear interest by reference to the Multicurrency Tranche Swingline Rate. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower or the UK Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments to the applicable Tranche or that is required to finance the reimbursement of an US Tranche LC Disbursement as contemplated by Section 2.06(e). Each US Tranche Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $250,000. Each Multicurrency Tranche Swingline Loan shall be in an amount that is an integral multiple of the Dollar Equivalent of $250,000 and not less than the Dollar Equivalent of $250,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five US Tranche Eurocurrency Revolving Borrowings outstanding and no more than five Multicurrency Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, neither the Borrower nor the UK Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) The Administrative Agent shall from time to time (and in any event, on the last Business Day of each calendar quarter, commencing on December 31, 2006, on the date of each Multicurrency Tranche Borrowing hereunder and on the date of issuance of each Multicurrency Tranche Letter of Credit, and in the case of any Eurocurrency Loan denominated in Sterling or Euro, on the Business Day which is three (3) Business Days prior to the last day of any applicable Interest Period for such Eurocurrency Loan) calculate the Dollar Equivalent of each Multicurrency Tranche Revolving Borrowing at that time at the Agent’s Spot Rate of Exchange on that date for the purpose of ensuring that the aggregate outstanding Multicurrency Tranche Exposure does not exceed the Multicurrency Tranche Commitments at that time.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Applicable Agent (and the Administrative Agent if not the Applicable Agent) of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 9:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the Borrower or the UK Borrower will be making the

Borrowing;

(ii) whether the requested Borrowing is to be a US Tranche Revolving Borrowing or a Multicurrency Tranche Revolving Borrowing;

(iii) the aggregate amount of the requested Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) the Available Currency to be applicable to any requested Multicurrency Tranche Borrowing, and if such Borrowing is in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the bank account of the Borrower or the UK Borrower, as the case may be, to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified by the Borrower for itself, then the requested Revolving Borrowing shall be (i) in the case of a Borrowing by the Borrower, an ABR Borrowing and (ii) in the case of a Borrowing by the UK Borrower, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Reserved.

Section 2.05 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the US Tranche Swingline Lender agrees to make US Tranche Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding US Tranche Swingline Loans exceeding $25,000,000 or (ii) the total US Tranche Exposures exceeding the total US Tranche Commitments; provided that the Swingline Lender shall not be required to make a US Tranche Swingline Loan to refinance an outstanding US Tranche Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow US Tranche Swingline Loans. Subject to the terms and conditions set forth herein, the Multicurrency Tranche Swingline Lender agrees to make Multicurrency Tranche Swingline Loans in Euro or Sterling to the UK Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in the Dollar Equivalent of the aggregate principal amount of outstanding

Multicurrency Tranche Swingline Loans exceeding the Dollar Equivalent of $5,000,000 or (ii) the total Multicurrency Tranche Exposures exceeding the total Multicurrency Tranche Commitments; provided that the Multicurrency Tranche Swingline Lender shall not be required to make a Multicurrency Tranche Swingline Loan to refinance an outstanding Multicurrency Tranche Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the UK Borrower may borrow, prepay and reborrow Multicurrency Tranche Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Applicable Agent of such request by telephone (confirmed by telecopy), not later than (x) 12:00 noon, New York City time, on the day of a proposed US Tranche Swingline Loan and (y) 10:00 a.m. London time with respect to a Swingline Loan administered by the European Agent, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the Tranche under which the requested Swingline Loan will be borrowed. The Applicable Agent will promptly advise the applicable Swingline Lender of any such notice received from the Borrower. The US Tranche Swingline Lender shall, subject to the terms and conditions of this Agreement, make each US Tranche Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Administrative Agent (or, in the case of a US Tranche Swingline Loan made to finance the reimbursement of an US Tranche LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such US Tranche Swingline Loan. The Multicurrency Tranche Swingline Lender shall, subject to the terms and conditions of this Agreement, make each Multicurrency Tranche Swingline Loan available to the UK Borrower by means of a credit to the general deposit account of the UK Borrower with the European Agent (or, in the case of a Multicurrency Tranche Swingline Loan made to finance the reimbursement of an Multicurrency Tranche LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., London time, on the requested date of such Swingline Loan.

(c) The applicable Swingline Lender may by written notice given to the Applicable Agent not later than (x) 10:00 a.m., New York City time, on any Business Day require the US Tranche Lenders to acquire participations on such Business Day in all or a portion of the US Tranche Swingline Loans outstanding and (y) 10:00 a.m., London time, on any Business Day require the Multicurrency Tranche Lenders to acquire participations on such Business Day in all or a portion of the Multicurrency Tranche Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the applicable Swingline Lender, such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the Borrower of any participations in any applicable Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to the applicable Swingline Lender. Any amounts received by the applicable Swingline Lender from the Borrower or the UK Borrower, as the case may be, (or other party on behalf of the Borrower or the UK Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by such Applicable Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower or the UK Borrower, as the case may be, for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

Section 2.06 Letters of Credit.

(a) General. As of the Effective Date, all Existing Letters of Credit shall be deemed to be US Tranche Letters of Credit outstanding under this Agreement. Subject to the terms and conditions set forth herein, (x) the Borrower under the US Tranche or the Multicurrency Tranche may request the issuance of Letters of Credit denominated in Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period and (y) the UK Borrower under the Multicurrency Tranche may request the issuance of Letters of Credit denominated in Euro or Sterling for its own account, in a form reasonably acceptable to the Administrative Agent, the European Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms, conditions, representations, covenants and defaults of this Agreement and the terms, conditions, representations, covenants and defaults of any form of letter of credit application or other agreement submitted by the Borrower or the UK Borrower to, or entered into by the Borrower or the UK Borrower with, the Issuing Bank relating to any Letter of Credit, the terms, conditions, representations, covenants and defaults of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit other than an Existing Letter of Credit), the Borrower or the UK Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent and, if applicable, the European Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the Tranche under which such Letter of Credit is to be issued or maintained, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower or the UK Borrower, as applicable, also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower or the UK Borrower, as applicable, shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the US Tranche LC Exposure shall not exceed $50,000,000, (ii) the total US Tranche Exposure shall not exceed the total US Tranche Commitments and (iii) the total Multicurrency Tranche Exposure shall not exceed the total Multicurrency Tranche Commitments.

(c) Expiration Date. Each Existing Letter of Credit shall expire on its stated expiry date as in effect on the Effective Date and may not be renewed or extended, but may be replaced with the issuance of a new US Tranche Letter of Credit issued by JPMorgan Chase Bank, N.A., as Issuing Bank. Each other Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. Notwithstanding the foregoing, if the Borrower so requests, the Issuing Bank may, in its reasonable discretion, agree to issue a Letter of Credit after the Effective Date that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”); provided that any such Auto Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Maturity Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph from the Administrative Agent that any Revolving Lender directly affected thereby has elected not to permit such renewal.

(d) Participations. The Issuing Bank hereby grants to each US Tranche Lender, and each US Tranche Lender hereby acquires from the Issuing Bank, a participation in each Existing Letter of Credit on the Effective Date without any further action on the part of the Issuing Bank or the US Tranche Lenders, such participation to be equal to such US Tranche Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Existing Letter of Credit. By the issuance of a Letter of Credit (or an amendment to a Letter of

Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders under the applicable Tranche, the Issuing Bank hereby grants to each such Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of (i) each LC Disbursement made by the applicable Issuing Bank in Dollars and (ii) the Dollar Equivalent of each LC Disbursement made by the Issuing Bank in Euro or Sterling, and in each case not reimbursed by the Borrower or the UK Borrower, as applicable, on the date due as provided in paragraph (e) of this Section, or the Dollar Equivalent of any reimbursement payment required to be refunded to the Borrower or the UK Borrower, as applicable, for any reason. Each US Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower or the UK Borrower, as applicable, shall reimburse such LC Disbursement by paying to the Administrative Agent or the European Agent, as applicable, an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made; provided that the Borrower and the UK Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (x) an ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan if made under the US Tranche and (y) a Sterling Multicurrency Tranche Swingline Loan if made under the Multicurrency Tranche, in either case in an equivalent amount and, to the extent so financed, the Borrower’s or the UK Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR US Tranche Revolving Borrowing, US Tranche Swingline Loan or Sterling Multicurrency Tranche Swingline Loan, as the case may be. If the Borrower or the UK Borrower, as applicable, fails to make such payment when due, then (i) if such payment relates to a Letter of Credit denominated in Euro or Sterling, automatically and with no further action required, the Borrower’s or the UK Borrower’s (as applicable) obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent or the European Agent, as applicable, shall notify each Lender under the applicable Tranche of the applicable LC Disbursement, the payment then due from the Borrower or the UK Borrower, as applicable, in respect thereof and such Lender’s Tranche Percentage thereof. Promptly following receipt of such notice, each such Lender shall pay to the Administrative Agent or the European Agent, as applicable, its Tranche Percentage of the payment then due from the Borrower or the UK Borrower, as applicable, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent or the European Agent, as applicable, shall promptly pay to the applicable Issuing Bank in Dollars the amounts so received by it from such Lenders. Promptly following receipt by the Administrative Agent or the European Agent, as applicable, of any payment from the Borrower or the UK Borrower pursuant to this paragraph, the Administrative Agent or the European Agent, as applicable, shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR US Tranche Revolving Loans, US Tranche Swingline Loans or Sterling Multicurrency Tranche Swingline Loans, as contemplated above) shall not constitute a Loan and shall not relieve the Borrower or the UK Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s or the UK Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Available Currency other than Dollars would subject the Administrative Agent, the European Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower or the UK Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the European Agent, the relevant Issuing Bank or Lender or (y) reimburse each LC Disbursement made in such Available Currency in Dollars, in an amount equal to the Dollar Equivalent of such LC Disbursement.

(f) Obligations Absolute. Each of the Borrower’s and the UK Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or the UK Borrower’s obligations hereunder. Neither the Agents, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower or the UK Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower or the UK Borrower to the extent permitted by applicable law) suffered by the Borrower or the UK Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent, the European Agent, the Borrower or the UK Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower or the UK Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower or the UK Borrower, as applicable, shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower or the UK Borrower, as applicable, reimburses such LC Disbursement, (i) if such LC Disbursement is made in Dollars, and at all times following the conversion to Dollars of an LC Disbursement made in Euro or Sterling pursuant to paragraph (e) above, at the rate per annum then applicable to ABR US Tranche Revolving Loans, and (ii) if such LC Disbursement is made in Euro or Sterling, at all times prior to its conversion to Dollars pursuant to paragraph (e) above, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time; provided that, if the Borrower or the UK Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower and the UK Borrower receives notice (and the UK Borrower shall be deemed to receive any notice received by the Borrower) from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Multicurrency Tranche Letters of Credit or Multicurrency Tranche LC Disbursements in Euro or Sterling that the UK Borrower is not late in reimbursing shall be deposited in the applicable Available Currencies in the actual amounts of such undrawn Multicurrency Tranche Letters of Credit and Multicurrency Tranche LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Dollar Equivalent of the Multicurrency Tranche LC Exposure shall be calculated on the date notice demanding cash collateralization is delivered to the Borrower. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 105% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Borrower or the UK Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Multicurrency Letter of Credit (other than amounts in respect of which the Borrower or the UK Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Available Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Applicable Agent and the Applicable Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Multicurrency Tranche Letter of Credit and (iii) of each Lender’s participation in any Multicurrency Tranche Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Agent’s Spot Rate of Exchange on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the European Agent, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

Section 2.07 Funding of Borrowings.

(a) Each US Tranche Lender and each Multicurrency Tranche Lender shall make each Loan to be made by it hereunder in Dollars on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose for such Loans and currency by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. Each Multicurrency Tranche Lender shall make each Loan to be made by it hereunder in Euro and Sterling on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, London England time, to the account of the European Agent most recently designated by it for such purpose by notice to the Multicurrency Tranche Lenders. The Administrative Agent will make any Loans in Dollars available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR US Tranche Revolving Loans made to finance the reimbursement of an US Tranche LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank. The European Agent will make any Loans in Euro and Sterling available to the UK Borrower by promptly crediting the amounts so received, in like funds, to an account of the UK Borrower maintained with the European Agent in London, England and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower or the UK Borrower, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the Borrower severally agree to pay (or in the case of the Borrower, to cause the UK Borrower to pay) to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower or the UK Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower or the UK Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type and in the Available Currency specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower or the UK Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) with respect to Borrowings in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed continued for an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, (A) each Eurocurrency Borrowing made in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each Eurocurrency Borrowing made in Euro and Sterling shall be made as a Borrowing bearing interest at such rate as the European Agent shall determine adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, plus the Applicable Rate for Eurocurrency Loans, plus the Mandatory Costs.

Section 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated in accordance with the terms of this Agreement, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of the US Tranche or the Multicurrency Tranche; provided that (i) each reduction of the Commitments of the applicable Tranche shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the US Tranche Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.11, the US Tranche Exposures would exceed the total US Tranche Commitments and (iii) the Borrower shall not terminate or reduce the Multicurrency Tranche Commitments if, after giving effect to any concurrent prepayment of the Multicurrency Tranche Revolving Loans in accordance with Section 2.11, the Multicurrency Tranche Exposures would exceed the total Multicurrency Tranche Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the

Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each US Tranche Lender the then unpaid principal amount of each US Tranche Revolving Loan made to the Borrower on the Maturity Date, (ii) to the Administrative Agent for the account of each Multicurrency Tranche Lender the then unpaid principal amount of each Multicurrency Tranche Revolving Loan made to the Borrower under the Multicurrency Tranche Commitments on the Maturity Date, and (iii) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Borrower or the UK Borrower, as the case may be, on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a US Tranche Revolving Borrowing is made to the Borrower, the Borrower shall repay all US Tranche Swingline Loans then outstanding. The UK Borrower hereby unconditionally promises to pay to the European Agent for the account of each Multicurrency Tranche Lender the then unpaid principal amount of each Multicurrency Tranche Revolving Loan made to the UK Borrower on the Maturity Date. Each of the Borrower and the UK Borrower agrees to repay the principal amount of each Loan made to it and the accrued interest thereon in the currency of such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower and the UK Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and currencies of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof, the Available Currency applicable thereto, the interest rate and any Interest Period applicable thereto and whether such Loan was made or deemed made to the Borrower or the UK Borrower, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower or the UK Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower or the UK Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower and, if applicable, the UK Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) With respect to the funding of any amount denominated in Euro, the Administrative Agent shall not be liable to the UK Borrower or any other party hereto in anyway whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be deposited by the Administrative Agent in Euros if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in Euros and in immediately available, freely transferable, cleared funds to the account with the bank in the principal financial center in the participating member state of the European Union which the UK Borrower shall have specified for such purpose. “All relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing and settling payments of Euros.

Section 2.11 Prepayment of Loans.

(a) The Borrower and the UK Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section, in a minimum amount equal to the Dollar Equivalent of $1,000,000 or any integral multiple of the Dollar Equivalent of $500,000 in excess thereof.

(b) In the event and on such occasion that the sum of the US Tranche Exposures exceeds the total US Tranche Commitments, the Borrower shall prepay US Tranche Revolving Borrowings or US Tranche Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.06(j)), in an aggregate amount equal to such excess. In the event and on such occasion that the sum of the Multicurrency Tranche Exposures exceeds the total Multicurrency Tranche Commitments, the Borrower shall prepay Multicurrency Tranche Revolving Borrowings or Multicurrency Tranche Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.06(j)), in an aggregate amount equal to such excess. Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of prepayment pursuant to paragraph (d) of this Section.

(c) The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR US Tranche Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment, (iii) in the case of prepayment of a US Tranche Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment or (iv) in the case of prepayment of a Multicurrency Tranche Swingline Loan, not later than 12:00 noon, London time on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and whether such Borrowing is owed by the Borrower or the UK Borrower; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Applicable Agent shall advise such Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each US Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the US Tranche Commitment of such US Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such US Tranche Commitment terminates; provided that, if such US Tranche Lender continues to have any US Tranche Exposure after its US Tranche Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such US Tranche Lender’s US Tranche Exposure from and including the date on which its US Tranche Commitment terminates to but excluding the date on which such Lender ceases to have any US Tranche Exposure. The Borrower agrees to pay to the Administrative Agent for the account of each Multicurrency Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Multicurrency Tranche Commitment of such Multicurrency Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Multicurrency Tranche Commitment terminates; provided that, if such Multicurrency Tranche Lender continues to have any Multicurrency Tranche Exposure after its Multicurrency Tranche Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Multicurrency Tranche Lender’s Tranche Exposure to but excluding the date on which such Multicurrency Tranche Lender ceases to have any Multicurrency Tranche Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments of the applicable Tranche terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans denominated on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (excluding each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate. The US Tranche Swingline Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate or such other rate to which the US Tranche Swingline Lender and Borrower shall mutually agree in writing from time to time. Multicurrency Tranche Swingline Loans shall bear interest at a rate per annum equal to the Multicurrency Tranche Swingline Rate plus the Applicable Rate for Eurocurrency Revolving Loans plus the Mandatory Cost.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period and Available Currency in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or the UK Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, at the election of the Required Lenders, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the applicable Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR US Tranche Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except where market practice is on the basis of a year of 365 days (or 366 days in a leap year) and except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Unavailability; Illegality; Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:

(i) deposits of the applicable Available Currency in the principal amounts of Eurocurrency Borrowings are not generally available in the market utilized to determine the applicable LIBO Rate or

(ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(iii) the Administrative Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the Adjusted LIBO Rate or the

LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Eurocurrency Borrowing by the Borrower in Dollars under the US Tranche or the Multicurrency Tranche, as an ABR Borrowing, or (B) if such Borrowing is a Eurocurrency Borrowing by the UK Borrower in Euro or Sterling under the Multicurrency Tranche, as a Borrowing bearing interest at such rate as the Administrative Agent shall determine, after consultation with the applicable Lenders, adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, plus the Applicable Rate for Eurocurrency Loans plus the Mandatory Cost and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, unless the Borrower notifies the Administrative Agent in writing prior to the date on which such Borrowing is requested to be made that it wishes to revoke such Borrowing Request, (A) if such Borrowing is a Eurocurrency Borrowing by the Borrower in Dollars, such Borrowing shall be made as an ABR Borrowing, and (B) if such Borrowing is a Eurocurrency Borrowing by the UK Borrower in Euro or Sterling, such Borrowing shall be made as a Borrowing bearing interest at such rate as the European Agent shall determine adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, plus the Applicable Rate for Eurocurrency Loans plus the Mandatory Cost; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan (including without limitation as a result of a restriction on an Available Currency), then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i) declare that the applicable Eurocurrency Loans will not thereafter be made by such Lender hereunder, whereupon any request for such a Eurocurrency Rate Loan shall, as to such Lender only, be deemed a request by the Borrower for a Dollar Loan (accruing interest as an ABR Loan) unless such declaration shall be subsequently withdrawn (any Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and

(ii) require that all outstanding Eurocurrency Loans affected by the illegality made by it be either (A) converted into ABR US Tranche Revolving Loans as of the effective date of such notice as provided below, if such Eurocurrency Loans were made in Dollars to the Borrower, or (B) repaid if such Eurocurrency Loans were made in Sterling or Euro to the UK Borrower.

In the event any Lender shall exercise its rights under clauses (i) or (ii) above of this paragraph (b), all payments and prepayments of principal which would otherwise have been applied to repay the affected Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans. For purposes of this Section, a notice by any Lender shall be effective as to each Eurocurrency Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt.

(c) Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan denominated in a currency other than Dollars or to give effect to its obligations as contemplated hereby with respect to any such Loan or in the event that there shall occur any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of the Administrative Agent make it impracticable for Eurocurrency Loans to be denominated in a currency other than Dollars, then, by written notice to the Borrower, the Administrative Agent may:

(i) declare that such Loans will not thereafter be made, whereupon any request for a Eurocurrency Borrowing in a currency other than Dollars shall be deemed a request for a Dollar Eurocurrency Loan to the Borrower unless such declaration shall be subsequently withdrawn (the Administrative Agent agreeing to withdraw such declaration promptly upon determining that the applicable event or condition no longer exists); and

(ii) require that all outstanding Eurocurrency Loans so affected be repaid.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London or other interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s then existing policies and the then existing policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for eurocurrency deposits of a comparable amount (in the applicable currency) and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or the UK Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or the UK Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent, the applicable Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the UK Borrower, as the case may be, shall make such deductions and (iii) the Borrower or the UK Borrower, as the case may be, shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower and the UK Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Applicable Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Applicable Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The UK Borrower shall indemnify each Applicable Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Applicable Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the UK Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Applicable Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or the UK Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of such Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 ECI, W-8 BEN, W-8 IMY or W-8 EXP, certifying that basis on which amounts paid to such Foreign Lender under the Loan Documents are exempt from withholding and other similar taxes. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(f) Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it (a “Facility Office”) such that, on such date, it (directly or through the Borrower) will not be liable for (i) in the case of a US Tranche Lender, any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Borrower from an office within such jurisdiction, and (ii) in the case of a Multicurrency Tranche Lender, any withholding tax that is imposed by the United States or the United Kingdom (or any political subdivision thereof) on any payments by the Borrower or the UK Borrower from an office within such jurisdiction. If any Lender does not comply with this Section 2.17(e) or (f), the Borrower shall have no obligation to indemnify such Lender, or any Applicable Agent or Issuing Bank for the account of such Lender, under this Section 2.17.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or the UK Borrower or with respect to which the Borrower or the UK Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower or the UK Borrower, as the case may be, (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the UK Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or the UK Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower, the UK Borrower or any other Person.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower and the UK Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.19 or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Borrower, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document of principal or interest in respect of any Loan shall be made in the currency of such Loan; and all other payments hereunder or under any other Loan Document shall be made in Dollars, except as otherwise expressly provided. Any payment required to be made by an Applicable Agent hereunder shall be deemed to have been made by the time required if such Applicable Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Applicable Agent to make such payment. Any payment required to be made by the Borrower or the UK Borrower hereunder shall be deemed to have been made by the time required if the Borrower or the UK Borrower shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Borrower or the UK Borrower to make such payment.

(b) If at any time insufficient funds are received by and available to the

Applicable Agents to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, and amounts due under any Swap Agreements with Swap Providers, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder and payments due under any Swap Agreement with a Swap Provider, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower or the UK Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower, the UK Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower and the UK Borrower each consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and the UK Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the UK Borrower, as the case may be, in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower or the UK Borrower will not make such payment, the Applicable Agent may assume that the Borrower or the UK Borrower, as the case may be, has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower or the UK Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank (in the applicable currency) with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the

Applicable in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Except to the extent otherwise provided herein,

(i) all payments of principal, interest and other amounts to be made by the UK Borrower under this Agreement and all payments to be made by the Loan Parties under the other Loan Documents, in each case, in respect of the Revolving Loans denominated in Euro shall be made in Euros;

(ii) all payments of principal, interest and other amounts to be made by the UK Borrower under this Agreement and all payments to be made by the Loan Parties under the other Loan Documents, in each case, in respect of the Revolving Loans denominated in Sterling shall be made in Sterling; and

(iii) all other payments hereunder or under the Loan Documents shall be made in Dollars.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower or the UK Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower or the UK Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender withholds its consent to an amendment or waiver to any Loan Document that is acceptable to the Administrative Agent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i)

the Borrower shall have received the prior written consent of the Administrative Agent (and if a US Tranche Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20 Increase of US Tranche Commitments. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to each US Tranche Lender), the Borrower may at any time and from time to time request an increase of the aggregate amount of the US Tranche Commitments by an aggregate amount equal to any integral multiple of $5,000,000; provided that (i) no Default shall have occurred and be continuing; (ii) the aggregate amount of the US Tranche Commitments shall not have been reduced, nor shall the Borrower have given notice of any such reduction under Section 2.09(b); (iii) the total amount of all US Tranche Commitments shall not be increased to an aggregate amount that would exceed $225,000,000; and (iv) the US Tranche Commitment of a US Tranche Lender shall not be increased without the consent of such US Tranche Lender. If one or more of the US Tranche Lenders is not increasing its US Tranche Commitment, then, with notice to the Administrative Agent and the other US Tranche Lenders, another one or more financial institutions, each as approved by the Borrower and the Administrative Agent (a “New Lender”), may commit to provide an amount equal to the aggregate principal amount of the requested increase that will not be provided by the existing US Tranche Lenders (the “Increase Amount”); provided that the US Tranche Commitment of each New Lender shall be at least $5,000,000. Upon receipt of notice from the Administrative Agent to the US Tranche Lenders and the Borrower that the applicable US Tranche Lenders, or sufficient US Tranche Lenders and New Lenders, have agreed to commit to an aggregate amount equal to the Increase Amount, then: provided that no Default exists at such time or after giving effect to the requested increase, the Borrower, the Administrative Agent and the US Tranche Lenders willing to increase their respective US Tranche Commitments and the New Lenders (if any) shall execute and deliver a supplement in the form attached hereto as Exhibit “B” (the “Increased Commitment Supplement”). If all existing US Tranche Lenders shall not have provided their pro rata portion of the requested Increase Amount, the US Tranche Revolving Loans will not be held pro rata by the US Tranche Lenders in accordance with the Applicable Percentages determined hereunder. To remedy the foregoing, on the date of the effectiveness of the Increase Commitment Supplement, the US Tranche Lenders shall make advances among themselves so that after giving effect thereto the US Tranche Revolving Loans will be held by the US Tranche Lenders, pro rata in accordance with the Applicable Percentages hereunder. The advances so made by each US Tranche Lender whose Applicable Percentage has increased as a result of the changes to the US Tranche Commitments shall be deemed to be a purchaser of a corresponding amount of the US Tranche Revolving Loans of the US Tranche Lender or US Tranche Lenders whose Applicable

Percentages have decreased. The advances made under this Section shall be ABR Revolving Loans made under each US Tranche Lender’s US Tranche Commitment unless or until the Borrower shall have selected an alternative interest rate to apply thereto under the terms of this Agreement. All advances made under this Section shall be made through the Administrative Agent.

Section 2.21 Currency Conversion. In connection with any amounts received in one currency for application to Obligations denominated and payable in another currency, the Borrower at its expense shall cause the depositary bank immediately to convert such receipt into such other currency for application to such Obligation. Such receipt shall be deemed not to occur (except for the purposes of the immediately preceding sentence) until such conversion occurs. In connection with any net proceeds received by a Loan Party in one currency required to be applied to Obligations denominated and payable in another currency, the Borrower at its expense shall cause the depositary bank to convert such receipt into such other currency prior to the required time of application to such Obligation.

Section 2.22 Judgment Currency; Contractual Currency.

(a) This is a loan transaction in which the specification of the applicable Available Currency is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency hereunder (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”) whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by a party hereto of the full amount of the Original Currency payable to such party. The obligation of the Borrower and UK Borrower in respect of any such sum due from it to the Administrative Agent, any Issuing Bank or any Lender under this Loan Document (in this Section 2.22, an “Entitled Person”) shall be discharged only to the extent that on the Business Day following receipt by such Person of any sum due hereunder in the Other Currency, such Person may in accordance with normal banking procedure purchase the Original Currency with the amount of the Other Currency; and the Borrower, as a separate obligation and notwithstanding any such judgment agrees to indemnify such Entitled Person against and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.

(b) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 2.22 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 2.22 being hereinafter in this Section 2.22 referred to as the “Judgment Conversion Date”).

(c) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 2.22(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the Borrower shall pay such additional or reduced amount, as the case may be, as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Loan Party under this Section 2.22(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(d) The term “rate of exchange” in this Section 2.22 means the rate of exchange at which the Administrative Agent would, on the relevant date at or about 12:00 noon (New York time), in the case of the Administrative Agent, be prepared to sell the Obligation Currency against the Judgment Currency. Any amount received or recovered by the Administrative Agent in respect of any sum expressed to be due to it (whether for itself or as trustee for any other person) from any Loan Party under this Agreement or under any of the other Loan Documents in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Loan Party or otherwise) shall only constitute a discharge of such Loan Party to the extent of the amount of the contractual currency that the Administrative Agent is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, Borrower shall indemnify the Administrative Agent against any loss sustained by it as a result, including the cost of making any such purchase.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the UK Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the corporate powers of the Loan Parties and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of the Loan Documents has been duly executed and delivered by the Loan Parties party thereto and constitutes a legal, valid and binding obligation of such Loan Parties, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2004 and December 31, 2005, reported on by PricewaterhouseCoopers LLP, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2005, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

Section 3.05 Properties.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or the UK Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded

Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure. The Borrower and UK Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or the UK Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower and the UK Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12 Subsidiaries, Ventures and Affiliates; Outstanding Stock. As of the Effective Date, except as described on Schedule 3.12, Borrower has no Subsidiaries, is not engaged in any joint venture or partnership with any other Person, and is not an Affiliate of any other Person, other than the Parent or Affiliates of the Parent. All of the issued and outstanding Capital Stock of each Subsidiary (including without limitation the UK Borrower) is owned directly or indirectly by Parent and other Subsidiaries, all free and clear of all Liens, other than the Lien permitted under Section 6.02. As of the Effective Date, except as described on Schedule 3.12, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which the UK Borrower may be required to issue, sell, repurchase or redeem any of its Capital Stock or other equity securities.

Section 3.13 Pledge Agreement. The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined therein) and, when such Pledged Collateral is delivered to the Administrative Agent, the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Pledged Collateral, in each case prior and superior in right to any other Person.

ARTICLE IV.

CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii)

written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from each Material Domestic Subsidiary either (i) a counterpart of the Domestic Subsidiary Guaranty Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the Domestic Subsidiary Guaranty Agreement.

(c) The Administrative Agent (or its counsel) shall have received from each Material Foreign Subsidiary either (i) a counterpart of the Foreign Subsidiary Guaranty Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the Foreign Subsidiary Guaranty Agreement.

(d) The Administrative Agent (or its counsel) shall have received from the Borrower either (i) a counterpart of the Pledge Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the Pledge Agreement, together with certificates evidencing all Equity Interests pledged pursuant to thereto, together with instruments of transfer duly executed in blank, evidence that such Pledge Agreement and UCC financing statements have been recorded, and lien search results, demonstrating that no prior Liens appear of record on the Equity Interests of the UK Borrower, have been obtained from such jurisdictions as the Administrative Agent shall request;

(e) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) from counsel to the Borrower, the UK Borrower and the parties to the Domestic Subsidiary Guaranty Agreement acceptable to the Administrative Agent, covering such matters relating to such Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower, for itself and the other Loan Parties, hereby requests such counsel to deliver such opinion.

(f) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(g) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of

Section 4.02.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on November 10, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except those representations and warranties that expressly relate to an earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower and the UK Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrower and the UK Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 95 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14 and 6.15 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower and the UK Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, sale, liquidation or dissolution permitted under Section 6.03 or Section 6.09.

Section 5.04 Payment of Obligations. The Borrower and the UK Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower, the UK Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. The Borrower and the UK Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06 Books and Records; Inspection Rights. The Borrower and the UK Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower and the UK Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (other than information subject to attorney-client privilege), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. The Borrower and the UK Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for to finance the working capital needs and for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including acquisitions, stock repurchases and/or redemptions and dividends. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support working capital needs of the Borrower.

Section 5.09 Additional Subsidiaries.

(a) If any Subsidiary becomes a Material Domestic Subsidiary after the Effective Date, or any Material Domestic Subsidiary is acquired or formed after the Effective Date, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, within ten (10) Business Days after any such Subsidiary becomes a Material Domestic Subsidiary, or such Material Domestic Subsidiary is acquired or formed, will cause such Material Domestic Subsidiary to become a Subsidiary Loan Party. If any Subsidiary becomes a Material Foreign Subsidiary after the Effective Date, or any Material Foreign Subsidiary is acquired or formed after the Effective Date, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, within thirty (30) days after any such Subsidiary becomes a Material Foreign Subsidiary, or such Material Foreign Subsidiary is acquired or formed, will cause such Material Foreign Subsidiary to become a Subsidiary Loan Party. In addition, within ten Business Days after the date the Borrower or any Domestic Subsidiary acquires or forms any Material Foreign Subsidiary, the Borrower shall, or shall cause such Domestic Subsidiary, to pledge 65% of the voting capital stock or other equity and 100% of the non-voting capital stock or other equity of such Material Foreign Subsidiary as security for the Obligations by executing and delivering a supplement to the Pledge Agreement or a new Pledge Agreement, each in form and substance satisfactory to the Administrative Agent, and to deliver the original certificates evidencing such capital stock or equity to the Administrative Agent, together with appropriate stock powers executed in blank, certified organizational documents of the pledgor, appropriate authorizing resolutions of the board of directors of the pledgor executing such supplement, opinions of counsel comparable to those delivered pursuant to Section 4.01, and such other documents as the Administrative Agent may reasonably request.

(b) If, at any time, the aggregate revenue or assets (on a non-consolidated basis) of the Borrower and those Domestic Subsidiaries that are then Subsidiary Loan Parties are less than the Aggregate Domestic Subsidiary Threshold, then the Borrower shall cause one or more other Domestic Subsidiaries to become additional Subsidiary Loan Parties, as provided in clause (d) below, within thirty (30) days after such revenues or assets become less than the Aggregate Domestic Subsidiary Threshold so that after including the revenue and assets of any such additional Subsidiary Loan Parties, the aggregate revenue and assets (on a non-consolidated basis) of the Borrower and all such Domestic Subsidiary Loan Parties would equal or exceed the Aggregate Domestic Subsidiary Threshold. If, at any time, the aggregate revenue or assets (on a non-consolidated basis) of those Foreign Subsidiaries that are then Loan Parties are less than the Aggregate Foreign Subsidiary Threshold, then the Borrower shall cause one or more other Foreign Subsidiaries to become additional Subsidiary Loan Parties, as provided in clause (d) below, within thirty (30) days after such revenues or assets become less than the Aggregate Foreign Subsidiary Threshold so that after including the revenue and assets of any such additional Subsidiary Loan Parties, the aggregate revenue and assets (on a non-consolidated basis) of all such Foreign Subsidiary Loan Parties would equal or exceed the Aggregate Foreign Subsidiary Threshold.

(c) The Borrower may elect at any time to have any Subsidiary become an additional Subsidiary Loan Party as provided in clause (d) below. Upon the occurrence and during the continuation of any Event of Default, if the Required Lenders so direct, the Borrower shall (i) cause all of its Subsidiaries to become additional Subsidiary Loan Parties, as provided in clause (d) below, within thirty (30) days after the Borrower’s receipt of written confirmation of such direction from the Administrative Agent.

(d) A Domestic Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a supplement to the Domestic Subsidiary Guaranty Agreement, in form and substance reasonably satisfactory to the Administrative Agent. A Foreign Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a supplement to the Foreign Subsidiary Guaranty Agreement, in form and substance reasonably satisfactory to the Administrative Agent. Each supplement to a Subsidiary Guaranty Agreement shall be accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of the applicable Subsidiary executing such supplement, and opinions of counsel comparable to those delivered pursuant to Section 4.01, and (iii) such other documents as the Administrative Agent may reasonably request. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under its Subsidiary Guaranty Agreement.

Section 5.10 Further Assurances. The Borrower agrees to cause each Loan Party to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including without limitation the filing and recording of financing statements and other documents) which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Pledge Agreement or the validity or priority of an such Lien, all at the expense of the Loan Parties. The Borrower also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Pledge Agreement.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrower and the UK Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness; Equity. The Borrower and the UK Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower owed to any Subsidiary and of any Subsidiary owed to the Borrower or any other Subsidiary; provided, that any such Indebtedness owed to a Loan Party by a Subsidiary shall be subject to Section 6.04;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary shall be subject to Section 6.04;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(g) Indebtedness incurred by Domestic Subsidiaries that are not Loan Parties or by Foreign Subsidiaries after the date hereof in an aggregate principal amount committed or extended not to exceed $30,000,000;

(h) other unsecured Indebtedness incurred by the Borrower and Domestic Subsidiaries that are Loan Parties in an aggregate principal amount at any time outstanding not exceeding twenty-five percent (25%) of the Consolidated Net Worth of the Borrower and its Subsidiaries as of the most recently ended Fiscal Year of the Borrower for which Borrower has delivered audited financial statements pursuant to Section 5.01(a).

The Borrower will not, and will not permit any Subsidiary to, issue any preferred Equity Interest that (i) matures or is mandatorily redeemable for cash pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable for cash by Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Maturity Date. The UK Borrower will not issue any additional Equity Interests unless after giving effect to such issuance, at least 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests of the UK Borrower are pledged to the Administrative Agent, through the execution of a supplement to the Pledge Agreement if necessary, and the recordation of such supplement at the Companies House in London, England and the delivery by the Borrower or the UK Borrower of such other documents and instruments as the Administrative Agent may reasonably require in connection with such supplement, including those consistent with documents delivered on the Effective Date.

Section 6.02 Liens. The Borrower and the UK Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, together with renewals, replacements and refinancings thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens on fixed or capital assets acquired, constructed or improved by the

Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 30 days after such acquisition or the completion of such construction or improvement, and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens created by or otherwise existing, under or in connection with this Agreement and the other Loan Documents in favor of the Administrative Agent for the benefit of the Lenders, the Issuing Bank, the Swap Providers and itself;

(f) Liens securing Indebtedness permitted by Section 6.01(g); and

(g) other Liens securing obligations, liabilities or Indebtedness in an aggregate amount not to exceed $15,000,000.

Section 6.03 Fundamental Changes.

(a) The Borrower and the UK Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Domestic Subsidiary Loan Party in a transaction in which the surviving entity is a Domestic Subsidiary Loan Party, (iii) any Domestic Subsidiary that is not a Subsidiary Loan Party may merge into, or sell, transfer, lease or otherwise dispose of its assets to, any other Domestic Subsidiary that is not a Subsidiary Loan Party, (iv) any Foreign Subsidiary may merge into, or sell, transfer, lease or otherwise dispose of its assets to, any Foreign Subsidiary Loan Party; (v) any Foreign Subsidiary that is not a Subsidiary Loan Party may merge into, or sell, transfer, lease or otherwise dispose of its assets to, any other Foreign Subsidiary that is not a Subsidiary Loan Party; (vi) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to any Subsidiary Loan Party; (vii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (viii) the stock or assets of a Subsidiary may be sold to the extent such sale does not violate Section 6.09; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower and the UK Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The

Borrower and the UK Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Investments existing on the date hereof either in the capital stock of Borrower’s Subsidiaries or otherwise described on Schedule 6.04;

(c) Investments made after the Effective Date by the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary; provided, that (i) the aggregate amount of such Investments by the Borrower and Domestic Subsidiaries that are Loan Parties in or to Domestic Subsidiaries that are not Loan Parties and Foreign Subsidiaries other than the UK Borrower may not exceed $10,000,000 in the aggregate, and (ii) the aggregate amount of such Investments by the Borrower and Domestic Subsidiaries that are Loan Parties in the UK Borrower may not exceed $50,000,000 in the aggregate; provided, further, however, that no such limit shall apply to (or be included in the calculation thereof) Investments by the Borrower and Domestic Subsidiaries that are Loan Parties in the UK Borrower to the extent that after giving pro forma effect to such Investment (and any Indebtedness incurred to finance such Investment), the Leverage Ratio would not exceed 1.0:1.0;

(d) Guarantees constituting Indebtedness permitted by Section 6.01; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) hereof;

(e) acquisitions (in one transaction or a series of transactions) by Loan Parties of any assets of any other Person constituting a business unit so long as after giving pro forma effect thereto (including any Indebtedness incurred to finance such acquisition), (i) the representations and warranties of the Borrower and UK Borrower set forth in this Agreement would be true and correct in all material respects on and as of the date of such acquisition, (ii) no Default shall have occurred and be continuing or result therefrom, (iii) the Borrower would be in pro forma compliance with each of the financial covenants set forth in Section 6.14 and 6.15 below, (iv) either (A) the Leverage Ratio would be less than 2.25:1.0 or (B) the aggregate amount of any such acquisitions made in any Fiscal Year when the Leverage Ratio would be equal to or greater than 2.25:1.0 does not exceed (x) $50,000,000 less (y) the aggregate amount of Restricted Payments made in such Fiscal Year pursuant to Section 6.06(d)(ii);

(f) loans, prepaid commissions and advances to officers, directors, employees and Affiliates in the ordinary course of business or otherwise approved by the Borrower’s board of directors; provided, that such loan, prepaid commission or advance is not made in violation of any requirement of law or regulation;

(g) notes payable received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers; and

(h) Guarantees of operating leases and other obligations that do not constitute Indebtedness, to the extent incurred in the ordinary course of business.

Section 6.05 Swap Agreements. The Borrower and the UK Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (including without limitation any foreign currency exposure, but excluding any exposure in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 6.06 Restricted Payments. The Borrower and the UK Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends in either cash or stock ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (d) the Borrower may make other Restricted Payments so long as after giving pro forma effect thereto (and any Indebtedness incurred to finance such Restricted Payment), either (i) the Leverage Ratio as of such date would be less than 2.0:1.0; or (ii) the aggregate amount of such Restricted Payments made in any Fiscal Year when the Leverage Ratio would be equal to or greater than 2.0:1.0 does not exceed (A) $50,000,000 less (B) the aggregate amount of Investments made in such Fiscal Year pursuant to Section 6.04(e)(iv)(B).

Section 6.07 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

Section 6.08 Restrictive Agreements. The Borrower and the UK Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee the Obligations;

provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

Section 6.09 Sale of Assets. The Borrower and the UK Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than to a Loan Party (or to qualify directors if required by applicable law), except:

(a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b) the sale of inventory and Permitted Investments in the ordinary course of business; and

(c) the sale or other disposition of such assets (including the sale of the stock or assets of any Subsidiary) so long as (i) the proceeds of any such sale or other disposition of assets are reinvested and deployed in the existing lines of business of the Borrower and its Subsidiaries within 180 days after such sale or disposition and (ii) the aggregate amount of assets sold or otherwise disposed of in any Fiscal Year does not exceed the sum of (x) ten percent (10%) of the Consolidated Total Assets of Borrower and its Subsidiaries as of the last day of the most recently ended Fiscal Year for which Borrower has delivered annual audited Financial Statements pursuant to Section 5.01 hereof and (y) commencing in the Fiscal Year 2008, the unused portion of the basket in clause (x) (the “Carry Over Amount”) from the immediately preceding Fiscal Year; provided, however, for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount sold or disposed of in that succeeding Fiscal Year.

Section 6.10 Amendment to Organizational Documents. The Borrower and the UK Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive in a manner materially adverse to the Lenders any of its rights under its certificate of incorporation, bylaws or other organizational documents.

Section 6.11 Subordinated Indebtedness. The Borrower and the UK Borrower will not, and will not permit any of its Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any subordinated Indebtedness, or (ii) make any principal, interest or other payments on any subordinated Indebtedness that is not expressly permitted by the applicable subordination provisions approved by the Required Lenders.

Section 6.12 Accounting Changes. The Borrower and the UK Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 6.13 Sale and Leaseback Transactions. The Borrower and the UK Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 6.14 Leverage Ratio. The Borrower and the UK Borrower will not permit the Leverage Ratio as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2006, to be greater than 2.50:1.00.

Section 6.15 Fixed Charge Coverage Ratio. The Borrower and the UK Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2006, to be less than 1.50:1.00.

Section 6.16 Post-Closing Requirement. No later than 60 days after the Closing Date, the Borrower shall deliver to Agent (i) certificates of good standing issued by the Alabama Department of Revenue for Accounting Principals, Inc., Modis, Inc. and Soliant Health, Inc. and (ii) evidence that all UCC financing statements listed in Part B of Schedule 6.02 have been terminated of record. No Liens on property of the Borrower or any of its Subsidiaries shall be granted to, or permitted to exist in favor of, the secured parties named in the UCC financing statements listed in Part B of Schedule 6.02 (or any assignees thereof).

ARTICLE VII.

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower or the UK Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower or the UK Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower, the UK Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d) the Borrower or the UK Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of the Borrower and the UK Borrower) or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower, the UK Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, the UK Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, the UK Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, the UK Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, the UK Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower, the UK Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by insurance from an insurance carrier rated at least A- by A.M. Best) shall be rendered against the Borrower, the UK Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, the UK Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement; and

(o) any Lien purported to be created under the Pledge Agreement shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on the Collateral, with the priority required by the Pledge Agreement, other than by act taken or omission of any Lender;

then, and in every such event (other than an event with respect to the Borrower or the UK Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the UK Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower or the UK Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the UK Borrower.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, the UK Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the UK Borrower or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or the UK Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, including without limitation J.P. Morgan Europe Limited. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower if no Event of Default has occurred and is continuing and otherwise in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to enter into and to be the agent for and representative of Lenders with respect to the Subsidiary Guaranty Agreements and the Pledge Agreement.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Subsidiary Guaranty Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Pledge Agreement may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of amounts due hereunder as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at MPS Group, Inc., 1 Independent Driver, Jacksonville, Florida 32202, Attention of Robert Crouch (Telecopy No. 904-360-2869);

(ii) if to the UK Borrower, to it at MPS Group International plc, 1 Independent Driver, Jacksonville, Florida 32202, Attention of Robert Crouch (Telecopy No. 904-360-2869);

(iii) if to the Administrative Agent and the US Tranche Swingline Lender, to JPMorgan Chase Bank, N.A., Loan Services Group, 21 South Clark St., 19th Floor, Chicago, Illinois 60603-0011, Attention: Sharon Bosch, with a copy to JPMorgan Chase Bank, N.A., 3475 Piedmont Road, NE, Floor 18, Atlanta, Georgia 30305, Attention Steve Willmann (Telecopy No. (404) 926-2537);

(iv) if to the European Agent and the Multicurrency Tranche Swingline Lender, to J.P. Morgan Europe Limited, Loan Agency Group, 125 London Wall, London EC2Y 5AJ Attn Steve Clarke Telecopy No. +44 20 7777 2360;

(v) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Loan Services Group, 21 South Clark St., 19th Floor, Chicago, Illinois 60603-0011, Attention: Carlene Hicks;

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Borrower or the UK Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or the UK Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except (x) pursuant to an Increased Commitment Supplement executed in accordance with the terms and conditions of Section 2.20 which only needs to be signed by the Borrower, the Administrative Agent and the Lenders increasing or providing new Commitments thereunder and (y) otherwise pursuant to an agreement or agreements in writing entered into by the Borrower, the UK Borrower and the Required Lenders or by the Borrower, the UK Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all guarantees of the Obligations or all or substantially all collateral securing the Obligations, except pursuant to Section 9.16, or (vi) change any of the provisions of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or any Swingline Lender, as the case may be. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans or such Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including (x) any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit and (y) any failure to pay any Loan or LC Disbursement denominated in an Available Currency or any interest thereon in the Available Currency in which such Loan or Letter of Credit was made, including any loss or reasonable expense sustained or incurred or to be sustained or incurred by any Lender in liquidating or employing deposits from third parties, or with respect to Commitments made or obligations undertaken with third parties to effect or maintain any Loan or Letter of Credit hereunder or any part thereof, in liquidating or closing out any foreign currency contract or arising from any change in the value of Dollars in relation to any Loan or Letter of Credit in an Available Currency other that Dollars), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or from the material breach in bad faith of this Agreement by such Indemnitee.

(c) To the extent that the Borrower or the UK Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, neither the Borrower nor the UK Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) neither the Borrower nor the UK Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or the UK Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the UK Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the UK Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and

Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the UK Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the UK Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower and the UK Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or the UK Borrower against any of and all the obligations of the Borrower or the UK Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. To the extent any Lender or any Affiliate of any Lender exercises the foregoing right of setoff, such Lender shall use its commercially reasonable efforts to notify the Borrower thereof prior to or substantially contemporaneously with such exercise of the foregoing right of setoff, but no Lender shall bear any liability to any Person for a failure to deliver such notice.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Borrower and the UK Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, the UK Borrower or their properties in the courts of any jurisdiction.

(c) Each of the Borrower and the UK Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS,

THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or the UK Borrower and their obligations, (g) with the consent of the Borrower or the UK Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or the UK Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or the UK Borrower relating to the Borrower, the UK Borrower or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or the UK Borrower; provided that, in the case of information received from the Borrower or the UK Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and the UK Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the UK Borrower, which information includes the name and address of the Borrower and the UK Borrower and other information that will allow such Lender to identify the Borrower and the UK Borrower in accordance with the Act.

Section 9.15 Mandatory Costs.

(a) For the purposes of this Agreement, the cost of compliance (“Mandatory Costs”) with existing requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) will be calculated by the Administrative Agent in relation to each Revolving Loan denominated in Sterling or unpaid sum on the basis of the Administrative Agent’s own rates by reference to the circumstances existing on the first day of each Interest Period in respect of such Revolving Loan or unpaid sum in accordance with the following formula:

AB + C + (B –D) + E x 0.01
100 – ( A + C )

(b) For the purposes of subsection (a) above:

A is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which the Administrative Agent is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate per annum at which Sterling deposits are offered by the Administrative Agent in accordance with its normal practice, for a period equal to (a) the relevant Interest Period or, in either case, the remainder thereof, in respect of the relevant Loan or unpaid sum or (b) three months, whichever is the shorter, to a leading bank in the London interbank market at or about 11.00 am in a sum approximately equal to the amount of such Revolving Loan.

C is the percentage of eligible liabilities which the Administrative Agent is required from time to time to maintain as interest bearing special deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing special deposits.

E is the rate payable by the Administrative Agent to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of the Administrative Agent.

(c) For purposes of this Section, the following terms shall have the following meanings:

“eligible liabilities” and “special deposits” shall have the meanings ascribed to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

“Fee Regulations” means the Banking Supervision (Fees) Regulations 2001 or such other law as may be in force from time to time in respect of the payment of fees for banking supervision; and

“Fee Base” shall have the meaning ascribed to it, and shall be calculated in accordance with, the Fee Regulations.

(d) For purposes of calculating the formula set forth in subsection (a) above:

(i) The percentages used in A and C shall be those required to be maintained on the first day of the relevant period as determined in accordance with B.

(ii) A, B, C and D will be included in the formula as figures and not as percentages; e.g., if A is 0.5 percent and B is 12 percent, AB will be calculated as 0.5 x 12 and not as 0.5 percent x 12 percent.

(iii) Calculations will be made on the basis of a 365 day year (or, if market practice differs, in accordance with market practice).

(iv) A negative result obtained by subtracting D from B shall be taken as zero.

(v) The resulting figures shall be rounded to four decimal places.

(e) Mandatory Costs are payable on the last day of the Interest Period to which they relate.

(f) The determination of the Mandatory Costs by the Administrative Agent in relation to any period shall, in the absence of manifest or demonstrable error, be conclusive and binding on all of the parties hereto.

(g) The Administrative Agent may from time to time, after consultation with the Lenders and the Borrower, determine and notify to all parties any amendments or variations which are required to be made to the formula set out above in order to comply with any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest or demonstrable error, be conclusive and binding on all the parties hereto.

Section 9.16 Collateral and Guaranty Release. The Lenders irrevocably agree that any Lien granted to the Administrative Agent under any Loan Document shall be automatically released upon termination of the Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit. The Lenders further agree that to the extent that 100% of the capital stock of any Subsidiary Loan Party is sold or transferred in a transaction permitted under Section 6.09, such Subsidiary Loan Party shall be automatically released from its Subsidiary Guaranty Agreement. The Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of Collateral from any Lien granted under any Loan Document, or to evidence the release of such Guarantor from its obligations under the applicable Subsidiary Guaranty Agreement.

ARTICLE X.

CROSS-GUARANTY

Section 10.01 Cross-Guaranty. The Borrower hereby agrees that it is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent, the Issuing Bank and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by the UK Borrower. The Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article X shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Article X shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which the Borrower or the UK Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Article X) or any other Loan Document or the waiver or consent by the Administrative Agent, the Issuing Bank or any Lender with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Administrative Agent, the Issuing Bank or any Lender in respect thereof (including the release of any such security);

(d) the insolvency of any Loan Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

The Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

Section 10.02 Waivers by Borrower. The Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent, the Issuing Bank or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations guaranteed hereunder before proceeding against, or as a condition to proceeding against, the Borrower. It is agreed among the Borrower, the Administrative Agent, the Issuing Bank and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article X and such waivers, the Administrative Agent and the Lenders would decline to enter into this Agreement.

Section 10.03 Benefit of Guaranty. The Borrower agrees that the provisions of this Article X are for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the UK Borrower and the Administrative Agent, the Issuing Bank or Lenders, the obligations of the UK Borrower under the Loan Documents.

Section 10.04 Postponement of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the Borrower hereby waives until the Maturity Date all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. The Borrower acknowledges and agrees that this waiver is intended to benefit the Administrative Agent, the Issuing Bank and Lenders and shall not limit or otherwise affect the Borrower’s liability hereunder or the enforceability of this Article X, and that the Administrative Agent, the Issuing Bank, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Article X.

Section 10.05 Election of Remedies. If the Administrative Agent, the Issuing Bank or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Administrative Agent, the Issuing Bank or such Lender a Lien upon any Collateral, whether owned by the Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article X. If, in the exercise of any of its rights and remedies, the Administrative Agent, the Issuing Bank or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, the Borrower hereby consents to such action by the Administrative Agent, the Issuing Bank or such Lender and waives any claim based upon such action, even if such action by the Administrative Agent, the Issuing Bank or such Lender shall result in a full or partial loss of any rights of subrogation that the Borrower might otherwise have had but for such action by the Administrative Agent, the Issuing Bank or such Lender. In the event the Administrative Agent, the Issuing Bank or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Administrative Agent, the Issuing Bank or such Lender may bid all or less than the amount of the Obligations guaranteed hereunder and the amount of such bid need not be paid by the Administrative Agent, the Issuing Bank or such Lender but shall be credited against the Obligations guaranteed hereunder. The amount of the successful bid at any such sale, whether the Administrative Agent, the Issuing Bank, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article X, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent, the Issuing Bank or any Lender might otherwise be entitled but for such bidding at any such sale.

Section 10.06 Liability Cumulative. The liability of the Borrower under this Article X is in addition to and shall be cumulative with all liabilities of the Borrower to the Administrative Agent, the Issuing Bank and Lenders under this Agreement and the other Loan Documents to which the Borrower is a party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.07 Several Obligations of the UK Borrower. The UK Borrower shall not be responsible for or be deemed to have guaranteed the obligations of the Borrower hereunder or under any of the other Loan Documents.

ARTICLE XI.

COLLECTION ALLOCATION MECHANISM

Section 11.01 Implementation of CAM.

(a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) simultaneously with the automatic conversions pursuant to clause (iii) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of the Borrower in respect of each such Loan and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and a participation in every one of the Swingline Loans and Letters of Credit (including the Obligations of the Borrower and the UK Borrower in respect of each such Loan and Letter of Credit and each Reserve Account established pursuant to Section 11.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, (iii) each Multicurrency Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Applicable Agent in accordance with Section 2.04(c)) participations in the Swingline Loans under the Multicurrency Tranche in an amount equal to such Lender’s Tranche Percentage of each such Swingline Loan outstanding on such date, and (iv) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Agent’s Spot Rate of Exchange calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each of the Lender, the Borrower and the UK Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or any participation in any Swingline Loan or any Letter of Credit. The Borrower, the UK Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

Section 11.02 Letters of Credit.

(a) In the event that on the CAM Exchange Date any Letter of Credit under a Tranche shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the Borrower or with the proceeds of a Revolving Borrowing or Swingline Borrowing, each Lender under such Tranche shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in Dollars equal to such Lender’s Available Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a US Tranche ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. For the purposes of this paragraph, the Dollar Equivalent of each Lender’s participation in each Letter of Credit denominated in an Available Currency other than Dollars shall be the amount in Dollars determined by the Administrative Agent to be required in order for the Administrative Agent to purchase currency in the applicable Available Currency in an amount sufficient to enable it to deposit the actual amount of such participation in such undrawn Letter of Credit in the applicable Available Currency in such Lender’s Reserve Account. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.06.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit under a Tranche, the Administrative Agent shall, at the request of the applicable Issuing Bank, withdraw from the Reserve Account of each Lender under such Tranche any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under such Tranche under Section 2.06(d) (but not of the Borrower under Section 2.06(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 9.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.06(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the Borrower’s reimbursement obligations pursuant to Section 9.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, in the currency in which such drawing is denominated, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.

(e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in customary, highly-rated, short-term investments reasonably acceptable to the Administrative Agent. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

(f) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, to the extent the Borrower and the UK Borrower have cash collateralized LC Exposure in respect of outstanding Letters of Credit within five (5) Business Days after the date such cash collateralization is required under the terms of this Agreement (including, without limitation, Section 2.06(j)), no Lender shall be required to deposit any amount in a Reserve Account or otherwise post any amount in respect of outstanding Letters of Credit as contemplated by this Section 9.02. In the event any LC Exposure is not cash collateralized as required under this Agreement and the Borrower or the UK Borrower do not post required cash collateral within 5 Business Days after the date on which such cash collateral was required to be posted, then the Lenders shall be required to make deposits as and when contemplated in this Section 9.02 in the amount not secured by cash collateral required to be posted under Section 2.06(j) or otherwise.

(g) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Issuing Bank, withdraw from the Reserve Account of each applicable Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.06(d) (but not of the Borrower or the UK Borrower under Section 2.06(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 9.02, the Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.07(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations of the Borrower and the UK Borrower pursuant to Section 9.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(h) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MPS GROUP, INC.

By	/s/ Robert P. Crouch
Name:	Robert P. Crouch
Title:	Senior Vice President, Chief Financial Officer, and Treasurer

MPS GROUP INTERNATIONAL PLC

By	/s/ Robert P. Crouch
Name:	Robert P. Crouch
Title:	Director

By	/s/ Dean J. Curtis
Name:	Dean J. Curtis
Title:	Director

JPMORGAN CHASE BANK, N.A., individually, as Multicurrency Tranche Swingline Lender and as Administrative Agent

By	/s/ Steve Willmann
Name:	Steve Willmann
Title:	Vice President

J.P. MORGAN EUROPE LIMITED, as European Agent

By	/s/ Steve Willmann
Name:	Steve Willmann
Title:	Vice President

1

SUNTRUST BANK, as a Lender

By	/s/ Stacy M. Lewis
Name:	Stacy M. Lewis
Title:	Vice President

2

BANK OF AMERICA, N.A., as a Lender

By	/s/ Brian K. Keeney
Name:	Brian K. Keeney
Title:	Senior Vice President

3

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as a Lender

By	/s/ Andrew M. Richardi
Name:	Andrew M. Richardi
Title:	Vice President

4

LLOYDS TSB BANK PLC, as a Lender

By	/s/ Deborah Carlson
Name:	Deborah Carlson
Title:	Vice President, Global Corporate USA

By	/s/ Andrew J. Roberts
Name:	Andrew J. Roberts
Title:	Vice President, Global Corporate USA

5

BRANCH BANKING & TRUST CO., as a Lender

By	/s/ C. William Bucholz
Name:	C. William Bucholz
Title:	Senior Vice President

6

CAROLINA FIRST BANK, as a Lender

By	/s/ Charles D. Chamberlein
Name:	Charles D. Chamberlein
Title:	Executive Vice President

7

REGIONS BANK, as a Lender

By	/s/ Louis Costanza
Name:	Louis Costanza
Title:	Vice President

8

WELLS FARGO BANK, N.A., as a Lender

By	/s/ Mark F. Miller
Name:	Mark F. Miller
Title:	Vice President/Loan Term Manager

9